Filed Pursuant to Rule 424(b)(3)
Registration No. 333-148745

PROSPECTUS SUPPLEMENT	BCSB Bancorp, Inc. (Proposed holding company for Baltimore County Savings Bank, F.S.B.)

This prospectus supplement supplements our prospectus dated February 11, 2008 and our prospectus supplement dated March 14, 2008. This prospectus supplement should be read together with the prospectus and the prospectus supplement dated March 14, 2008.

We are commencing a syndicated community offering.

The syndicated community offering will be conducted through a syndicate of broker-dealers that will be co-managed by Sandler O’Neill & Partners, L.P. and Sterne, Agee & Leach, Inc. Neither Sandler O’Neill & Partners, L.P. nor Sterne, Agee & Leach, Inc., nor any other member of the syndicate group, will be required to purchase any shares in the offering. The terms and conditions of the syndicated community offering are more fully set forth in our prospectus dated February 11, 2008.

The subscription and community offering has concluded.

We received orders for a total of approximately 657,721 shares at a purchase price of $10.00 per share, or approximately $6.6 million, in the subscription and community offering. The number of shares subscribed for does not include shares to be purchased by the employee stock ownership plan. The number of shares available for sale in the syndicated community offering will be reduced by the number of shares sold in the subscription and community offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities commission has approved or disapproved of these securities or determined if the prospectus, the prospectus supplement dated March 14, 2008 and this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

SANDLER O’NEILL + PARTNERS, L.P.

STERNE, AGEE & LEACH, INC.

The date of this prospectus supplement is April 3, 2008